UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure Of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On December 31, 2014, the Board of Directors of TransDigm Group Incorporated (the “Company”) increased the size of the Board of Directors from eight to nine members and elected Raymond F. Laubenthal as a director of the Company. As previously disclosed, in April 2014, the Company amended its certificate of incorporation and bylaws to declassify the Board of Directors so that once the current terms of directors expire, all directors will be elected annually. Consistent with the intent of declassification, Mr. Laubenthal was placed in the class of directors whose term is expiring at the 2015 annual meeting of stockholders and will be nominated for election by the Company’s stockholders at that meeting. Mr. Laubenthal is not expected to serve on any committees of the Board of Directors. As previously announced, Mr. Laubenthal retired from his position of Chief Operating Officer of the Company on October 13, 2014, but continued to be employed by the Company providing transition services until December 31, 2014.

(e) The Company and Mr. Laubenthal entered into the Option Surrender Agreement, dated January 1, 2015, to amend the Stock Option Notice and Stock Option Agreement entered into by and between the Company and Mr. Laubenthal on November 19, 2012 (the “Option Agreement”). Mr. Laubenthal agreed to surrender 64,500 unvested options and any dividend equivalent rights associated with the surrendered options. The remaining 43,000 unvested options granted under the Option Agreement will continue to be eligible to vest and be exercised in accordance with the terms of the Option Agreement.

A copy of the Option Surrender Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Option Surrender Agreement by and between Raymond Laubenthal and Transdigm Group Incorporated effective January 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: January 7, 2015